Exhibit 10.2

FIRST AMENDMENT TO WESTAFF EMPLOYMENT CONTRACT

The Employment Contract dated March 20, 2006, by and between Westaff (USA), Inc. (“Westaff”) and Matthew G.J. Parker (the “Employment Contract”) is hereby amended as follows:

1.      POSITION. You will be employed as Senior Vice President, US Field Operations, effective March 27, 2006.

2.      SALARY. Effective April 1, 2006, your salary will be at the annual rate of Two Hundred Twenty Thousand and 00/100 Dollars ($220,000) per annum, subject to required withholding.

3.      INCENTIVE BONUS COMPENSATION. In addition to your salary, you will be eligible for incentive bonus compensation as determined in the sole discretion of the Compensation Committee of the Westaff, Inc. Board of Directors. The exact amount of your bonus will be based upon your satisfaction of objective factors and performance criteria established by the Compensation Committee and will be provided to you in writing.

4.      PERQUISITES. Commencing on April 1, 2006, and for a period of one year, you shall be entitled to a housing allowance of $3,000 per month and a car allowance of $1,300 per month. Westaff shall reimburse you for reasonable travel expenses for you and your wife for one round trip per year to the United Kingdom until such time as you permanently relocate to the United States. Westaff shall also reimburse you for reasonable relocation expenses not to exceed the amount allowed by IRS regulations.

5.      VACATION. You shall be entitled to four (4) weeks vacation per year, subject to the terms of Westaff’s vacation policy.

6.      NOTICE. Notwithstanding Paragraph 1 of the Employment Contract, Westaff shall give you six (6) months advance notice of termination unless you are terminated for misconduct, violation of the Employment Contract, or violation of Westaff’s policies or rules as set forth in Westaff’s Employee Handbook, or otherwise made known to you.

7.      ENTIRE AGREEMENT. This Agreement and the Employment Contract,  together with the Confidential Information and Invention Agreement, and the Indemnification Agreement set forth the entire understanding of you, the Company and Westaff with respect to the subject matter hereof and supersede all prior agreements, memoranda, discussion and understandings of any kind. All other terms and conditions of the above-referenced Employment Contract shall remain in full force and effect unless otherwise amended herein.

EMPLOYEE:

/s/ Matthew G.J. Parker
Matthew G.J. Parker

WESTAFF

By:	/s/ Patricia M. Newman
Patricia M. Newman, Chief Executive Officer